Exhibit 99.1

Contact: Investor Relations

(408) 523-2161

Intuitive Increases Share Repurchase Program to $1.5 Billion and Uses $500 Million to Execute Accelerated Share Repurchase

SUNNYVALE, Calif., July 29, 2013 - Intuitive Surgical, Inc. (NASDAQ: ISRG), the industry leader in robotic-assisted surgery, today announced that its Board of Directors has authorized the Company to repurchase an additional $779 million of the Company’s outstanding common stock. With this authorization, the total amount available for share repurchases by the Company is approximately $1.5 billion, which includes approximately $721 million remaining from previous authorizations.

In connection with this share repurchase authorization, the Company entered into an accelerated share repurchase program (the “ASR Program”) with Goldman, Sachs & Co., (“Goldman”) pursuant to which Intuitive Surgical will repurchase $500 million of its common stock from Goldman. A majority of the shares purchased under the ASR Program will be received and retired within 2 weeks. The remaining shares, if any, under the program will be received and retired by October 29, 2013, although they could be received earlier if the ASR Program is ended sooner.

“Our program to repurchase $1.5 billion in Intuitive Surgical stock, including $500 million on an accelerated basis, demonstrates our commitment to our shareholders as well as our confidence in the da Vinci surgical system and the benefits it brings to patients,” said Dr. Gary S. Guthart, President and CEO of Intuitive Surgical.

Additional purchases by the Company under the remaining authorization, or $1.0 billion, will depend upon market conditions and may be made from time to time in open market purchases, privately negotiated transactions, accelerated share repurchase programs, issuer self-tender offers or otherwise, as determined by the Company’s management. The repurchases will be made in compliance with, and at such times as permitted by, federal securities law and may be suspended or discontinued at any time. The Company expects to fund the repurchase program through cash and investments. As of June 30, 2013, the Company had approximately $3.0 billion of cash, cash equivalents and investments.

About Intuitive Surgical, Inc.

Intuitive Surgical, Inc. (NASDAQ: ISRG), headquartered in Sunnyvale, Calif., is the global leader in robotic-assisted, minimally invasive surgery. Intuitive Surgical develops, manufactures and markets the da Vinci® Surgical System. Intuitive Surgical’s mission is to extend the benefits of minimally invasive surgery to those patients who can and should benefit from it.

About the da Vinci Surgical System

The da Vinci Surgical System is a surgical platform designed to enable complex surgery using a minimally invasive approach. The da Vinci Surgical System consists of an ergonomic surgeon console or consoles, a patient-side cart with three or four interactive arms, a high-performance vision system and proprietary EndoWrist® instruments. Powered by state-of-the-art technology, the da Vinci Surgical System is designed to scale, filter and seamlessly translate the surgeon’s hand movements into more precise movements of the EndoWrist instruments. The net result is an intuitive interface with improved surgical capabilities. By providing surgeons with superior visualization, enhanced dexterity, greater precision and ergonomic comfort, the da Vinci Surgical System makes it possible for skilled surgeons to perform more minimally invasive procedures involving complex dissection or reconstruction. For more information about clinical evidence related to da Vinci Surgery, please visit www.intuitivesurgical.com/company/clinical-evidence/

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This press release contains forward-looking statements. These forward-looking statements are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. The statements in this press release that could be deemed forward-looking statements include statements regarding the repurchase by the Company of approximately $1.5 billion of its common stock (including the $500 million repurchase of common stock from Goldman), the expected completion dates of the repurchases, our source of funds for the repurchases, and our plans with respect to the repurchased shares. These forward-looking statements should, therefore, be considered in light of various important factors, including the following: the market prices of the Company’s common stock during the term and after the completion of the ASR Program; the ability of Goldman to buy or borrow shares of the Company’s common stock; the uncertainty regarding the Company’s ability to complete the share repurchases within the proposed timing or at all; the uncertainty regarding the amount and timing of future share repurchases by the Company and the origin of funds used for such repurchases; the impact of global and regional economic and credit market conditions, as well as the risk of bank failures, insolvency or illiquidity of other financial institutions and other adverse conditions in financial markets that could cause a loss of our cash, cash equivalents and investments; the terms and conditions of the Master Confirmation and Supplemental Confirmation with Goldman; and other risk factors under the heading “Risk Factors” in our report on Form 10-K for the year ended December 31, 2012, as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Statements concerning forecasts, revenue growth, procedure growth, future financial results and statements using words such as “estimates,” “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” “will,” “could,” “should,” “would,” “targeted” and similar words and expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements, except as required by law.